UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IRIS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2579751
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9172 Eton Avenue Chatsworth, California	91311
(Address of Principal Executive Offices)	(Zip Code)

Leucadia Technologies, Inc. Deferred Stock Unit Agreements

(Full Title of the Plans)

Donald C. Mueller

Chief Financial Officer

IRIS International, Inc.

9172 Eton Avenue

Chatsworth, California 91311

(Name and Address of Agent for Service)

(818) 709-1244

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John McIlvery, Esq.

Stubbs Alderton & Markiles, LLP

15260 Ventura Boulevard, 20th Floor

Sherman Oaks, CA 91403

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, par value $.0001 per share	51,879	$11.29	$585,714	$62.67

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on a per share price of $11.29, the average of the high and low reported sales prices of the Registrant’s common stock on the Nasdaq Global Market on September 28, 2006.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

IRIS International, Inc. (the “Registrant”) hereby files this Registration Statement on Form S-8 registering 51,879 shares of Common Stock issuable upon the maturity of Deferred Stock Units granted under certain Leucadia Technologies, Inc. Deferred Stock Unit Agreements (the “Plans”). These Deferred Stock Units were converted from rights to receive common stock of Leucadia Technologies, Inc. (“Leucadia”) into rights to receive Common Stock of the Registrant pursuant to the merger of a subsidiary of the Registrant with and into Leucadia, as set forth in the Merger Agreement, dated April 3, 2006, by and among the Registrant, IRIS Molecular Diagnostics, Inc. (a wholly-owned subsidiary of the Registrant), Leucadia and Dr. Thomas H. Adams.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated in this Registration Statement by reference:

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2005, as amended on May 1, 2006 (File No. 001-11181);

•	our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 30, 2006 (File No. 11-11181) and June 30, 2006 (File No. 11-11181);

•	our Current Reports on Form 8-K dated March 2, 2006 (File No. 11-11181), April 3, 2006 (File No. 11-11181), May 9, 2006 (File No. 11-11181), May 11, 2006 (File No. 11-11181), August 2, 2006 (File No. 11-11181), and September 20, 2006 (File No. 11-11181);

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 3, 1981, including any amendment or report filed for the purpose of updating this description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s Certificate of Incorporation, Bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

As permitted by Section 145 of the Delaware General Corporation Law, Article VIII of the Registrant’s Certificate of Incorporation, as amended, provides:

“The corporation shall to the fullest extent permitted by Section 145 of the Delaware General Corporation Law indemnify all persons whom it may indemnify pursuant thereto.”

The Registrant’s Bylaws provide for indemnification of officers and directors to the fullest extent permitted by Delaware law. In addition, the Registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that provided for in the Bylaws.

In addition to the indemnification required in the Registrant’s Certificate of Incorporation and Bylaws, the Registrant has entered into indemnity agreements with each of its current officers and directors. These agreements provide for the indemnification of the Registrant’s directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were the Registrant’s agents. The Registrant believes these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against any of them and expense incurred by any of them in any capacity, subject to certain exclusions.

Item 7. Exemption from Registration.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Exhibit Description
4.1	Form of Deferred Stock Unit Agreement; Notices of Deferred Stock Grants

5.1	Opinion of Stubbs Alderton & Markiles, LLP

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Stubbs Alderton & Markiles, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the Signature Page of this Registration Statement).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, California, on September 29, 2006.

IRIS INTERNATIONAL, INC. (Registrant)

By:	/s/ Donald C. Mueller
Donald C. Mueller
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Donald C. Mueller as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file a new registration statement under Rule 461 or Instruction E of Form S-8 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Cesar M. Garcia César M. García	Chief Executive Officer and Director (Principal Executive Officer)	September 29, 2006

/s/ Donald C. Mueller Donald C. Mueller	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	September 29, 2006

/s/ Richard H. Williams Richard H. Williams	Director	September 29, 2006

/s/ Steven M. Besbeck Steven M. Besbeck	Director	September 29, 2006

/s/ Thomas H. Adams Thomas H. Adams	Director	September 29, 2006

/s/ Richard G. Nadeau Richard G. Nadeau	Director	September 29, 2006

/s/ Michael D. Matte Michael D. Matte	Director	September 29, 2006

/s/ Stephen E. Wasserman Stephen E. Wasserman	Director	September 29, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Form of Deferred Stock Unit Agreement; Notices of Deferred Stock Grants

5.1	Opinion of Stubbs Alderton & Markiles, LLP

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Stubbs Alderton & Markiles, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the Signature Page of this Registration Statement).